EXHIBIT 10.1

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

As a condition of the undersigned employee's employment with Vertex Refining LA, LLC, a Louisiana limited liability company, and/or any of its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of the undersigned employee's employment with the Company, ten dollars ($10) and other good and valuable consideration, which the undersigned employee confirms receipt of, and his or her receipt of the compensation now and hereafter paid to the undersigned employee by the Company, the undersigned employee (the “Employee”) and the Company hereby agree to the following:

At-Will Employment.

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment.  I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized corporate representative of the Company.  I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

Compensation.

During the term of employment, Employee shall receive from the Company an annual base salary (the "Base Salary"), payable in accordance with the regular payroll practices of the Company, of $300,000, pro-rated for any partial calendar year, plus bonus compensation in an amount up to 100% of the Base Salary, of which 90% is non-discretionary.  The Base Salary may be adjusted by mutual agreement of the Company and Employee during the term of employment.  Notwithstanding the foregoing sentence, the Base Salary shall not be payable for any period when Employee is not actively employed by the Company, including without limitation medical leaves of absence and unpaid sabbaticals. In addition to the benefits described above, Employee shall be entitled to the fringe benefits regularly enjoyed by other full time employees of the Company and its affiliates (including without limitation, health, dental and life insurance coverage), and the provisions of this Agreement with respect to the terms and conditions of Employee's employment shall not prevent Employee from participating in any other compensation or benefit program adopted by the Company solely because such programs are not specifically mentioned in this Agreement.  Employee shall pay any required employee contribution for the plans in which Employee participates.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

If the Company terminates Employee without Cause (as defined below), Employee shall be entitled to: (i) any Base Salary earned but not yet paid, plus two months of Base Salary as severance pay ("Severance Pay"); (ii) reimbursement of any unpaid business expenses incurred in accordance with his/her employment by Employee prior to the effective date of the termination of Employee's employment; and (iii) any other benefits accrued and vested through the date of such termination in accordance with the applicable plans and programs of the Company.  Employee shall execute and deliver to the Company a Separation Agreement and Release in a form and substance reasonably satisfactory to the Company as a condition of entitlement to any payments following termination of employment pursuant to this Section.  "Cause" shall mean (i) the Employee's conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) any intentional or willful misappropriation by the Employee of funds or property of the Company or its affiliates, (iii) any violation by the Employee of the terms of any covenant not to compete or confidentiality agreement with respect to the Company, (iv) any material failure of the Employee that is intentional or willful, or any material refusal of the Employee, to perform the duties reasonably assigned to him, or (v) any other intentional, fraudulent or gross misconduct by the Employee which is demonstrably injurious to the Company.

Confidential Information.

A.           Company Information.  I agree at all times during the term of my employment and thereafter for two (2) years, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the management of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company.  I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

B.           Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.           Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

Inventions.

D.           Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

E.           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time I am in the employ of the Company (whether before or after the execution of this Agreement) (collectively referred to as “Inventions”).

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Employee understands that this means that the Company will have the right to undertake any of the actions set forth in section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment.  Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee.  I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

F.           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

G.           Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

H.           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

I.           Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.E.  In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

Solicitation of Employees.  I agree that for a period of six (6) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or the Company’s customers to remove or reduce their business with the Company, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

Conflict of Interest Guidelines.  I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

Arbitration and Equitable Relief.

J.           Arbitration.  In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law.  Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

K.           Procedure.  I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  I also agree that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law.  I understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I will pay the first $200.00 of any filing fees associated with any arbitration I initiate. I agree that the arbitrator will administer and conduct any arbitration in a manner consistent with AAA's national rules, to the extent that the AAA's national rules for the resolution of employment disputes do not conflict with applicable law.  I agree that the decision of the arbitrator will be in writing.

L.           Remedy.  Except as provided by law and this Agreement, arbitration will be the sole, exclusive and final remedy for any dispute between me and the Company.  Accordingly, except as provided for by law and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

M.           Availability of Injunctive Relief.  In addition to any right under applicable law that the Company or I may have to petition a court of competent jurisdiction for provisional relief, I agree that any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation.  I understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction.  In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

N.           Administrative Relief.  I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body.  This Agreement does, however, preclude me from pursuing court action regarding any such claim.

O.           Voluntary Nature of Agreement.  I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL.  Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

General Provisions.

P.           Governing Law, Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of Texas.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

Q.           Entire Agreement.  This Agreement, along with the Retention and Noncompetition Agreement and the offer letter of employment (if any), sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of the Company (other than me) and me.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  This Agreement prevails and supersedes in the event there is any inconsistency between this Agreement and any other offer letter, unless the offer letter expressly provides otherwise.

R.           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

S.           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[Remainder of page intentionally left blank; signature page follows]

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

Date: _5/2/2014_____________________	VERTEX REFINING LA, LLC

By: _/s/ Benjamin P. Cowart____________
Benjamin P. Cowart, President and Chief Executive Officer

Date: __4/29/2014____________________	_/s/ Dave Peel_________________
Dave Peel

At-Will Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

__X________    No inventions or improvements

___________    Additional Sheets Attached

Signature of Employee: _/s/ Dave Peel_________________

Print Name of Employee:    Dave Peel

Date:      4/29/2014

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Vertex Energy, Inc., a Nevada corporation, and/or its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I agree that for a period of six (6) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or customers to remove or reduce their business with, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

Date: _________________________________

______________________________________________
(Employee’s Signature)
_______________________________________________
(Type/Print Employee’s Name)

EXHIBIT C

CONFLICT OF INTEREST GUIDELINES

It is the policy of Vertex Energy, Inc., a Nevada corporation (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.  The following are potentially compromising situations which must be avoided.  Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1.           Revealing confidential information to outsiders or misusing confidential information.  Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.  (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

Participating in civic or professional organizations that might involve divulging confidential information of the Company.

Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

Initiating or approving any form of personal or social harassment of employees.

Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

Borrowing from or lending to employees, customers or suppliers.

Acquiring real estate of interest to the Company.

Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

1

Making any unlawful agreement with distributors with respect to prices.

Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review.  Violations of this conflict of interest policy may result in discharge without warning.

2